EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the following:

1.	Registration Statements – 2022 Stock Incentive Plan (on Form S-8 No. 333-265340)

2.	Registration Statements – 2018 Stock Incentive Plan (on Form S-8 No. 333-258826)

of Good Gaming, Inc. of our report dated April 7, 2023 which includes an explanatory paragraph as to the Good Gaming, Inc’s ability to continue as a going concern, relating to our audits of the balance sheets as of December 31, 2022 and December 2021, and the statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2022 and December 31, 2021.

We also consent to the reference to us under the caption “Experts” in the Registration Statements.

Houston, Texas

December 1, 2023